Exhibit 10

2005 RESTATED CORPORATE EXECUTIVE SEVERANCE

PAY PLAN

AND

SUMMARY PLAN DESCRIPTION

Approved September 13, 2005

This is the restatement of the InFocus Executive Severance Pay Plan (the “Plan”).  The Plan was originally effective April 10, 2000.  It is intended to foster the continued employment of key management employees of InFocus Corporation (“InFocus”), and its affiliates.  This restatement is effective January 1, 2005, and includes changes intended to comply with new IRC section 409A.

1.                                      Eligibility.  This plan is limited to Vice Presidents and other officers of InFocus with a grade level of E-30. The name of each executive who, as of September 1, 2005, is eligible to participate in the Plan (“Executive”) and the date he or she began participation is set forth on Exhibit A attached hereto.

2.                                      Benefits.  Only Executives (i) whose employment is involuntarily terminated other than for Cause, or (ii) who resign with “Good Reason” within 18 months of a “Change in Control,” as those terms are defined herein, are eligible for benefits hereunder.  Provided, an Executive’s involuntary termination or resignation must constitute a “separation from service” within the meaning of Code section 409A.  An Executive’s “Date of Termination” is the last day after separation from service that the Executive is designated as an employee.  Payment of the severance benefits will be as follows:

a.                                       For CEO or President-level employees:  24 months compensation minus lawful deductions and withholdings based upon base salary as of the Date of Termination.

b.                                      For Executive Vice President, Sr. Vice President and Vice President-level employees:  12 months compensation minus lawful deductions and withholdings based upon base salary as of the Date of Termination.

c.                                       For purposes of determining benefits under this plan, compensation means annual base salary as of the date of notification of termination, excluding any bonus, profit share pay, target sales commission, or other types of compensation.

3.                                      Additional Provisions.

a.                                       Payments will be made in equal monthly installments over the relevant period, and will be conditioned upon the Executive’s execution of Exhibit B, a Release and Waiver Agreement.  The Executive has 45 days in which to consider and execute the Release.

b.                                      Executive outplacement for a period of 12 months will be provided.

c.                                       Executive Vice President, Sr. Vice President and Vice President-level executives shall receive a single lump sum cash payment equal to 12 months of estimated premiums for COBRA continuation coverage that the Executive is eligible to elect under his or her company provided health plan.  CEO and President-level executives shall receive a single lump sum cash payment equal to 18 months of such estimated COBRA premiums.  All COBRA lump sum payments are minus lawful deductions and withholdings,

d.                                      No mitigation shall be required, and no reduction shall be made if an Executive finds employment during the payout period.

e                                          All payments to the Executive shall cease and the Company shall have no further payment obligations to the Executive if:

(i)                                     Executive, directly or indirectly, owns, has any interest in, acts as an officer, director, agent, employee or consultant of, or assists in any way or in any capacity any person, firm, association, partnership, corporation or other entity which engages or proposes to engage in any business competitive with the Business (as defined below) of InFocus in any geographical area where In Focus engages in such business (a “Competitive Entity”).  The restrictions of this section prohibiting ownership in a Competitive Entity shall not apply to Executive’s ownership of less than one percent (1%) of publicly-traded securities of any Competitive Entity.  The “Business” is defined as the manufacture, distribution or development of data/video projectors or components thereof.

(ii)                                  The Executive induces, asks, solicits, or attempts to induce, ask, or solicit, directly, indirectly, or by assisting others, any person who is in the Company’s employment or providing services to the Company, to leave such employment or business relationship and, as a result, said person actually does leave the employment or business relationship with Company, unless Executive receives prior written consent of the Company; or

(iii)                               Executive’s employment is terminated due to Executive’s Death or Disability; provided, however, that once an Executive becomes entitled to severance benefits hereunder, any subsequent Death or Disability of Executive during the relevant severance period will not impair or terminate the severance benefits.

f                                            Payments are conditioned both on the executive’s signing the general release and abiding by all provisions of the Plan, including the limitations on confidentiality, competition and solicitation. Nothing contained in this Plan is designed to limit in any manner any additional legal or equitable remedies that the Company may have against the Executive for violation of his contractual or legal obligations regarding confidentiality, competition or solicitation.

g.                                      If the Executive is found to have violated any of the provisions within Section 3 paragraphs e.(i), e(ii) and f., above, the Company has the right to recover from the Executive, and the Executive shall repay, all payments made to him/her as of the date of failure to conform with such provisions. Outplacement services shall also cease as of the date of failure, and no further payments shall be made under the Plan.

h.                                      For CEO or President-level employees, all payments shall be made within 24 months of the Date of Termination, with the final payment consisting of all remaining payments due the Executive.

i..                                       Payments made to an Executive who is a “specified employee” as that term is used in Code section 409A(a)(2)(B) may not begin before the date which is 6 months after the date of separation from service.  The first payment following such 6 month period shall consist of all payments that would have been made absent the 6 month suspension.

j.                                          In calculating the payment, the adjustment for IRC section 280G described in paragraph 5 below will apply.

k.                                       Vesting for purposes of stock options issued by the Company ceases as of the Executive’s Date of Termination.  Nothing herein affects, modifies or amends any benefit that may be available under existing options plans.

l.                                          Unless otherwise provided in this Plan, payments to an Executive hereunder may not be accelerated.

m.                                    Wherever used in this Plan, “separation from service” means separation from service within the meaning of IRC section 409A.

4.                                      Good Reason.  “Good Reason” shall mean the occurrence, within 18 months after a Change in Control (and without the Executive’s written consent), of any one of the following acts by the Company, or failures by the Company to act:

a.                                       the assignment to the Executive of any material duties inconsistent with Executive’s status at the time of the Change in Control, or a substantial adverse alteration in the nature and status of Executive’s responsibilities as existed immediately prior to the Change in Control; or

b.                                      any material reduction by the Company in the Executive’s annual base salary as in effect immediately prior to the Change in Control; or

c.                                       the failure by the Company to pay to Executive any portion of Executive’s current salary or incentive compensation within ten (10) days of the date such compensation is due; or

d.                                      the failure by the Company to (a) continue in effect any compensation plan in which the Executive participates immediately prior to the Change in Control which is material to the Executive’s total compensation; or (b) continue the Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount or timing of payment of benefits provided and the level of the Executive’s participation relative to other participants, as existed immediately prior to the Change in Control; or

e.                                       the failure by the Company to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company’s retirement savings, life insurance, medical, health and accident, vacation, paid time off or disability plans in which the Executive was participating immediately prior to the Change in Control, or

f.                                         the relocation of the Executive’s principal place of employment to a location more than 35 miles from the Executive’s principal place of employment as of the Change in Control except for required travel on the Company’s business to an extent substantially consistent with the Executive’s business travel obligations immediately prior to the Change in Control.

Notwithstanding the foregoing, no event shall constitute “Good Reason” unless the Executive shall have notified the Company in writing of the conduct allegedly constituting Good Reason and the Company shall have failed to correct such conduct within thirty (30) days of the date of its receipt of such written notice from the Executive.

5.                                      280G Adjustment.  The parties intend that payments made under this Plan, when combined with all other compensatory payments, will be limited to avoid the application of the excise tax imposed under IRC section 4999 (the “Excise Tax”). Therefore, notwithstanding anything in this Plan to the contrary, if, in the opinion of independent tax accountants or counsel selected and retained by the Company and reasonably acceptable to Executive (referred to hereinafter as “Tax Counsel”), any portion of the payment to Executive under this Plan or any other agreement between Executive and the Company, is to be treated as an Excess Parachute Payment under IRC section 280G, then the Company shall reduce the total amount of the payment. The reduction amount shall be an amount sufficient to ensure that no part of the payment received shall be treated as an Excess Parachute Payment or create an Excise Tax liability. In the event that the amount of any payment which would be payable to or for the benefit of Executive is reduced to comply with this Section, the reduction shall apply to payments on the back end of the payment schedule.

6.                                      Change in Control.  For purposes of this Plan, Change in Control shall mean

a.                                       Any “person” as such term is defined in Section 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, is or becomes a beneficial owner (within the meaning of rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company, representing twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding securities; provided, that the foregoing shall not include a person who acquires such securities, or a material portion thereof, as the result of one or more transactions approved by the Company’s Board of Directors; or

b.                                      A majority of the directors elected at any annual or special meeting of shareholders of the Company are not individuals nominated by the Company’s then incumbent Board of Directors; or

c.                                       The shareholders of the Company approve a reorganization, merger or consolidation of the Company with any other corporation or entity, other than a reorganization, merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty-one percent (51%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such reorganization, merger or consolidation; or

d.                                      The shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of its assets; or

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur in the event of a Management Change in Control.  A “Management Change in Control” shall mean a Change in Control pursuant to which Executive (alone or with others) acquires or retains, directly or indirectly, the power to direct or cause the direction of the management and policies of the Company (whether through the ownership of voting securities, by contract, or otherwise).

7.                                      Cause.  For purposes of this Plan, the Company shall have “Cause” to terminate the Executive’s employment with the Company upon the Executive’s:

a.                                       conviction for the commission of a felony;

b.                                      intentional or grossly negligent conduct that is demonstrably and significantly injurious to the Company or its affiliates;

c.                                       self-dealing, dishonesty, breach of fiduciary duty, or diversion of a corporate opportunity to the detriment of the Company;

d.                                      competition with the Company; or

e.                                       violation of a key Company policy (i.e., acts of harassment or discrimination, or use of unlawful drugs or drunkenness on Company property during normal work hours).

8.                                      Amendment or Termination.  InFocus reserves the right at any time to amend or terminate this Plan.  Any amendment that

a.                                       increases or enhances benefits, or

b.                                      reduces

(i)                                     the duration of the salary continuation benefits (the 12 or 24 month provision),

(ii)                                  the amount of the salary continuation benefits (tied to base salary), or

(iii)                               the lump sum COBRA benefit,

must be approved by the InFocus Board of Directors.  Any other amendment may be made by the CEO.  If there is a Change in Control Event, the InFocus Board of Directors may terminate the Plan and distribute any amounts due hereunder to the Executives within 12 months of the Change in Control Event.  Any such distribution shall comply with IRC section 409A and the rules and regulations thereunder.  A Change in Control Event means any one or more change in control event defined in IRS Notice 2005-1, as may be amended from time to time.

9.  Transition Election.  The Compensation Committee of the Board of Directors may, in its discretion, make available to any Executive or Executives any of the elections in the transition rules set forth in IRS Notice 2005-1 and any further guidance under IRC section 409A.

ADDITIONAL PROVISIONS

1.                                       The Plan Administrator is:

Senior Director of Human Resources

InFocus Corporation

27700B SW Parkway Avenue

Wilsonville, OR  97070

2.                                       Subject to the procedures set forth in paragraph 11 below, the Plan Administrator shall have full power to interpret and administer the plan.  In so administering the Plan, the decisions and actions of the Plan Administrator shall be final.  The Plan Administrator shall also have the sole authority and discretion:

a.                                       To enforce the Plan on behalf of any and all persons having or claiming any interest under the Plan;

b.                                      To adopt such policies, rules, and regulations as it may deem necessary or desirable to carry out the provisions of the Plan, which policies, rules and regulations may be changed from time to time;

c.                                       To decide all questions arising in the administration and interpretation of the Plan, including issues of fact, and the status and rights of Participants, beneficiaries, and any other person hereunder;

d.                                      To prescribe forms which are necessary or desirable for use in connection with the operation of the Plan;

e.                                       To decide any dispute arising hereunder.  The decisions and determinations of the Administrator made in good faith upon any matter within the scope of its authority shall be conclusive and binding on all persons; and

f.                                         To delegate such of its duties as it shall determine appropriate to persons or entities who shall acknowledge in writing that they have accepted such delegation of such duties.

3.                                       Plan benefits are not assignable and are void if assignment is attempted.  All benefits under the Plan will be paid from the general assets of the Company and no trust fund, escrow arrangement or other segregated account will be established.  Accordingly, Executives entitled to receive severance benefits under the Plan will have no priorities over the claims of the Company’s general creditors.

4.                                       The provisions of this Plan are severable.  In the event any provision or portion of this Plan is held to be unenforceable or invalid by any court of competent jurisdiction, the remainder of this Plan shall remain in full force and effect and shall in no way be affected or invalidated thereby

5.                                       Executives are eligible for severance as described in the foregoing Severance Pay Plan (the “Plan”).  Benefits under the Plan are conditioned upon (i) Executive’s signed acceptance of Exhibit B within 45 days of the Executive’s being provided the Release and ii) compliance with any Proprietary Information and/or Confidentiality Agreements or other agreements employees have with the Company for the purpose of protecting trade secrets/confidential information and the Executive’s common law duties to protect confidential information belonging to the Company.

6.                                       The Plan Number is 501.

7.                                       The Plan is self-administered.

8.                                       The Plan Year is January 1 through December 31 and Plan records will be kept on a fiscal year basis.

9.                                       The type of Plan is a Welfare Plan – Severance Pay.

10.                                 Legal process may be served on:

Senior Director of Human Resources

InFocus Corporation

27700B SW Parkway Avenue

Wilsonville, OR  97070

11.                                 All claims by the Executive for benefits under this Plan shall be directed to the Plan Administrator and shall be in writing.  Any denial by the Plan Administrator or the Board of Directors of a claim for benefits under this Plan shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial, the specific provisions of this Plan relied upon, a description of any additional material or information necessary for the claimant to perfect the claim, an explanation of why such material is necessary, and appropriate information as to the steps to be taken if he/she wishes to submit the claim for review. The Executive shall be afforded a reasonable opportunity for a review of a decision denying a claim and shall further allow him/her to appeal to the Board an initial decision of the Plan Administrator or the Board within 60 days after notification by the Plan Administrator that the initial claim has been denied.  In the event a participant disputes a decision of the Board/Plan Administrator regarding this Plan, he/she shall have the right to review by a court of competent jurisdiction.

STATEMENT OF ERISA RIGHTS

Under ERISA (Employee Retirement Income Security Act of 1974) employees have certain specific rights regarding the severance pay plan.  This document constitutes the official Plan document and summary Plan description.

If you are eligible for benefits under Company’s Corporate Executive Severance Pay Plan (“Plan”), you are entitled to certain rights and protections under ERISA.  You may examine (without charge) all Plan documents, including documents filed with the U.S. Department of Labor, from the Employee Benefits Manager.  You may obtain copies of all Plan documents and other Plan information upon written request to the Plan

Administrator.  (The document containing this statement constitutes both the Plan document and the summary plan description.)  A reasonable charge may be made for copies.

Employees may also obtain a statement telling them whether they have a right to receive severance benefits under the Plan, and if so, what such benefits would be.  This statement must be requested in writing and is not required to be given more than once a year.  The statement must be provided free of charge.

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of this Plan.  The people who operate your Plan, called fiduciaries, have a duty to do so prudently and in the interest of you and other Plan participants.  No employee may be fired or discriminated against to prevent him or her from obtaining Plan benefits or from exercising his or her rights under ERISA.

Under ERISA, you can take steps to enforce your rights.  For instance, if you request materials from the Administrator and do not receive them within 30 days, you may file a suit in federal court.  In such a case, the court may require the Administrator to provide the materials and pay you up to $110 per day until you receive them, unless the reasons why the materials were not sent were beyond the control of the Administrator.  If your claim is denied or ignored, in whole or in part, you may file suit in a state or federal court.  If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court.  The court will decide who should pay court costs and legal fees.  If you are successful, the court may order the person you sued to pay these costs and fees.  If you lose, for example because the court finds your claim frivolous, you may be ordered to pay these costs and fees.

If you have any questions about the information presented here, please do not hesitate to contact the nearest Area Office of the U.S. Labor-Management Services Administration, Department of Labor.

Only the Plan Administrator is authorized to make administrative interpretations of the provisions of the Plan and will do so only in writing.  You should not rely on any representation, whether oral or in writing, which any other person may make concerning Plan provisions and your entitlement to benefits under them.